Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of January 1, 2003 by and between Mellon Financial Corporation, a Pennsylvania corporation (the “Company”), and Ronald P. O’Hanley (the “Executive”)

WITNESSETH THAT:

WHEREAS, the Executive is currently serving as the President of Mellon Institutional Asset Management (“MIAM”) and Vice Chairman of the Company, and the Company desires to induce the Executive to continue to serve in such capacity effective as of January 1, 2003, and the Executive is willing to continue to serve in such capacity, on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.  Employment.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, for the Term provided in Paragraph 3(a) below and upon the other terms and conditions hereinafter provided. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him do no violate the terms of any existing agreement or understanding to which the Executive is a party.

2.  Position and Responsibilities.  During the Term, the Executive agrees to serve as President of MIAM and Vice Chair of the Company. In his capacity as President of MIAM and Vice Chair of the Company, Executive shall be responsible for the general management of the affairs of MIAM. In addition, the Executive shall have reporting responsibility for Mellon Global Investments. The Executive shall be given such authority as is appropriate to carry out the duties described above. The Executive agrees to serve, if elected, as an officer and/or director of any other subsidiary or affiliate of the Company.

3.  Term and Duties.

(a)  Term of Agreement.  The term of the Executive’s employment under this Agreement shall commence on January 1, 2003 and shall continue thereafter through December 31, 2006 (the “Term”). Unless either party shall have given written notice to the other on or before June 30, 2006 that the Executive’s employment with the Company and its subsidiaries and affiliates, including MIAM (collectively, the “Companies”) will terminate at the end of the Term, the parties shall be obligated during the period from

July 1 to November 15, 2006 to negotiate in good faith an agreement for the continuation of the Executive’s employment.

(b)  Duties.  During the Term, and except for illness or incapacity and reasonable vacation periods of no more than 4 weeks in any calendar year (or such other periods as shall be consistent with the Companies’ policies for other key executives), the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Companies, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time and that are consistent with his position and status; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i)  serving, in accordance with the Companies’ policies, as a director of any company or organization involving no actual or potential conflict of interest with the Companies;

(ii)  delivering lectures and fulfilling speaking engagements;

(iii)  engaging in charitable and community activities; and

(iv)  investing his personal assets in businesses in which his participation is solely that of an investor in such form and manner as will not violate Section 7 below or require any services on the part of the Executive in the operation or the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive’s duties and obligations to the Companies.

4.  Compensation.  For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive, officer, director, or member of any committee of MIAM, the Company or any subsidiary, affiliate or division of any thereof, the Executive shall be compensated as set forth below:

(a)  Base Salary.  The Executive shall be paid a fixed salary (“Base Salary”) of $525,000 per annum as of the effective date of this Agreement. The Base Salary amount will be reviewed annually, in the manner generally applicable to Vice Chairs of the Company and may be increased, but not decreased, during the Term. Base Salary shall be payable in accordance with the customary payroll practices of the Companies, but in no event less frequently than monthly.

(b)  Annual Bonus.  The Executive shall be eligible to be paid an annual bonus of up to three times the amount of his Base Salary in effect at the end of the annual bonus period (“bonus potential”). The Company evaluates performance giving consideration to a number of criteria, all criteria will be considered when determining the overall rating for Executive. If the Executive receives an overall annual performance rating of “O” (Outstanding), management of the Company will recommend to the Human Resources Committee of the Board of Directors (“HRC”) that the Executive receive at least 100% of his bonus potential for such annual bonus period and at the discretion of management, up to 133% of his bonus potential. If the Executive’s overall annual performance rating for such annual bonus period is less than “O,” management of the Company will recommend to the HRC a bonus for Executive for the annual bonus period based upon the same bonus methodology used as that used to calculate the bonus potential for other similarly situated Vice Chairs of the Company. It is understood that the Executive may be paid at the Company’s election up to 25% of his annual bonus in the form of an award of restricted stock, provided, however, such restriction is applied to similarly situated Vice Chairs of the Company and with such awards to be made on the same terms as apply to other Vice Chairs. The Executive shall receive his bonus award for any year no later than other similarly situated Vice Chairs of the Company receive their bonus awards for such year.

(c)  Long-Term Incentive Award.  Each January during the Term, commencing in January 2003, the Executive will receive an annual long-term incentive award under the Mellon Financial Corporation Long-Term Profit Incentive Plan (1996) (together with any successor Plan, “LTIP”) composed of the following three components: (1) MIAM Performance Accelerated Restricted Stock (“MIAM PARS”); (2) Asset Management Performance Accelerated Restricted Stock (“Asset Management PARS”); and (3) Mellon Financial Corporation Type I stock options (non-qualified stock options with double re-load rights) (“Options”). The amount of the LTIP award will be reviewed annually. Each award shall be divided equally (based on net present value) among the three components described immediately above and provided however, such shares are available and the award is consistent with the LTIP, shall have an aggregate net value as of the date of award of $1,540,000 (or such greater amount as the Company may then deem appropriate based on a review to be conducted annually, prior to the date of the award, beginning with the award to be made in January of 2004). Each component of the annual long-term incentive award is subject to the terms of the LTIP and the individualized agreement required. The LTIP and individualized agreements cover all aspects of the long-term incentive award. Vesting in the MIAM PARS and the Asset Management PARS shall be subject to the terms of the LTIP and the respective PARS agreements and regardless of his position or duties with the Company at the time.

(d)  Additional Benefits.  Except as modified by this Agreement and as permitted by law, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are generally available to Vice Chairs of the Company under any plan or program now or hereafter established and maintained by the Company or Mellon Bank, N.A. for senior officers, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift and profit-sharing plans, deferred compensation plans, sick-leave plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans. Notwithstanding the foregoing, the Executive acknowledges and agrees that the severance payments provided in certain circumstances under this Agreement are in lieu of any rights which the Executive might otherwise have under any and all other displacement, separation or severance plans or programs of the Companies, including without limitation the Mellon Financial Corporation Displacement Program, and the Mellon Financial Corporation Supplemental Unemployment Compensation Benefits Plan and the Executive hereby waives all rights to participate in any of such plans or programs in the event of the termination of his employment during the Term.

5.  Business Expenses.  The Companies shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such policies and procedures as the Companies from time to time establish for senior officers.

6.  Effect of Termination of Employment; Disability; Death.

(a)  Without Cause Termination or Constructive Discharge.  In the event the Executive’s Employment hereunder terminates due to either a Without Cause Terminationas defined in this Section 6(e) or a Constructive Discharge, earned but unpaid Base Salary as of the Date of Termination (as defined in Section 14(b)) and any earned but unpaid bonuses for prior years (collectively, the “Accrued Obligations”) shall be promptly paid in full. In addition, subject to (1) the Executive’s continuing compliance with his obligations under the provisions of Section 7 below and (2) the Executive’s execution and delivery to the Company of a separation agreement, including an irrevocable general release of claims, in a form acceptable to the Company, the Executive may continue to earn the following termination benefits.

(i)  the Company shall:

(A)  subject to the Executive’s continuing compliance with Section 7 (e), continue to pay the Executive’s Base Salary, as in effect at the Date of Termination, from the Date of Termination until the end of the Term. In addition, subject to Executive’s continuing compliance with Section 7, with the exception of 7(e), in the event Executive’s employment hereunder terminates due to a Without Cause Termination within six (6) months of the end of the Term, the Company will continue to pay the Executive’s Base Salary after the end of the Term for the period in which the Executive has not accepted full-time employment for up to six (6) months after the Date of Termination; and

(B)  subject to the Executive’s continuing compliance with Section 7 (e), pay to the Executive for the year of termination and for each subsequent calendar year, if any, during the remainder of the Term, an amount equal to the Cash Bonus Amount as defined in this Section 6(e) of the highest annual bonus awarded to the Executive for any year in the three years preceding the Date of Termination, such payments to be made at the normal times for payment of bonuses under the annual bonus plan applicable to the Executive (the “Bonus Plan”).

With respect to the payments provided for in this Section 6(a)(i), the Executive shall be, entitled, to the extent permitted by law as determined by the Company in good faith, to participate in any compensation deferral plans or arrangements then provided by the Company to senior executives.

(ii)  To the extent permitted by law and subject to Executive’s continuing compliance with Section 7 (e), the Company shall continue to provide the Executive for the period of salary continuation set forth in Section 6(a)(i)(A) above with (A) service credit under all qualified and nonqualified retirement plans and excess benefit plans in which the Executive participated as of his Date of Termination and (B) eligibility to receive employer matching contributions on any pre-tax contributions made by the Executive to the Retirement Savings Plan at the maximum rate which would have been available to the Executive had his employment continued.

(iii)  To the extent permitted by law and subject to the Executive’s continuing compliance with Section 7 (e), the Company shall continue to provide the Executive (and Executive’s dependents, if applicable) for the period of salary continuation set forth in Section 6(a)(i)(A) above with medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as those of the applicable employee benefit plans in effect from time to time as applied to employees; provided, however, that if the Executive cannot continue to participate under the terms of the Company plans providing such benefits, the Company shall otherwise provide such benefits on (as nearly as reasonably practicable) the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Executive becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

(iv)  The Company shall provide the Executive with career counseling and outplacement services of the type historically provided by the Company to similarly situated executives of comparable rank and responsibility.

(v)  To the extent that the restrictions on the Third Century PARS have not lapsed at the Date of Termination, the Third Century PARS shall remain outstanding, and the restrictions thereon shall lapse in full at the close of business on September 30, 2006. To the extent that the restrictions on the MIAM PARS and the Asset Management PARS have not lapsed at the Date of Termination, the MIAM PARS and Asset Management PARS shall remain outstanding, and the restrictions thereon shall lapse in full at the close of business on December 31, of the seventh year of the PARS agreements.

(vi)  The restrictions on the portion of Executive’s annual bonus(s) received under this Agreement in the form of an award of restricted stock lapse.

(b)  Disability.  In the event of the Executive’s Disability as defined in this Section 6(e), the Company may, by giving a Notice of Disability as provided in Section 14(c), remove the Executive from active employment and in that event shall provide the Executive for the remainder of the Term with the same payments and benefits as those provided in Section 6(a), except that:

(i)  in lieu of the bonus payments provided in Section 6(a)(i)(B), the Executive shall receive, at the same time as bonus payments for the year of Disability would otherwise be made under the Bonus Plan, a prorated bonus for the year of Disability only equal to the Cash Bonus Amount of the bonus award the Executive would have received had he been actively employed throughout the bonus year, prorated on a daily basis as of the Date of Disability;

(ii)  except for Accrued Obligations, Base Salary payments shall be offset by any amounts otherwise payable to the Executive under the Company’s disability program generally available to other employees; and

(iii)  to the extent that the restrictions on the Third Century PARS, MIAM PARS and Asset Management PARS have not lapsed at the Date of Disability, the restrictions thereon shall lapse in full as of the Date of Disability.

(c)  Death.  In the event the Executive’s employment hereunder terminates due to death, Accrued Obligations as of the date of death shall be payable in full, and the Company shall pay to the Executive’s estate, at the same time as bonus payments for the year of death would otherwise be made under the Bonus Plan, a prorated bonus for the year of death only equal to the Cash Bonus Amount of the bonus award the Executive would have received had he been employed throughout the bonus year, prorated on a daily basis as of the date of death. The Third Century PARS, MIAM PARS and Asset Management PARS shall become immediately and fully vested.

(d)  Other Termination of Employment.  In the event the Executive’s employment hereunder terminates due to a Termination for Cause, as defined in Section 6(e) or the Executive terminates employment for reasons other than due to a Without Cause Termination, a Constructive Discharge, Disability or death, Accrued Obligations as of the Date of termination shall be payable in full, and vested stock options may be exercised according to the terms of the LTIP and the restrictions on the portion of Executive’s annual bonus(s) received under this Agreement in the form of an award of restricted stock lapse. No other payments shall be made, or benefits provided, by the Company except for benefits which have already become vested under the terms of employee benefit programs maintained by the Company or its affiliates for its employees generally as provided in Section 10. Notwithstanding the above,

(i)  In the event the Company provides written notice on or before June 30, 2006 that the Executive’s employment will terminate at the end of the Term and provided the Executive executes and delivers to the Company a separation agreement, including an irrevocable general release of claims, in a form acceptable to the Company, the following vesting schedule will apply to all unvested MIAM and Asset Management PARS:

Years Between January Grant Date and Termination Date	Cumulative Percent of Shares of Stock as to Which Restrictions Shall Lapse
1 year ending 12/31	14%
2 years ending 12/31	28%
3 years ending 12/31	42%
4 years ending 12/31	56%
5 years ending 12/31	70%
6 years ending 12/31	84%

(ii)  If the Company has not provided notice in accordance with Section 3(a) that the Executive’s employment will terminate at the end of the Term and the Parties have negotiated in good faith but an agreement is not reached by December 31, 2006, subject to (1) the Executive’s continuing compliance with his obligations under the provisions of Section 7 below, with the exception of 7(e) and (2) the Executive’s execution and delivery to the Company of a separation agreement, including an irrevocable general release of claims, in a form acceptable to the Company, the Company will pay the Executive’s Base Salary, as well as those benefits provided in Section 6 (a) (ii), (iii) and (iv) for the period in which the Executive has not accepted full-time employment for up to six (6) months after the Date of Termination.

(e)  Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(i)  “Termination for Cause” means, to the maximum extent permitted by applicable law, a termination of the Executive’s employment by the Company because the Executive has (A) been convicted of or has entered a plea of nolo contendere with respect to a felony, or any misdemeanor evidencing moral turpitude, deceit, dishonesty or fraud, including without limitation a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829, or any successor provisions, (B) engaged in conduct which constitutes a willful and continued failure to perform his duties hereunder (other than by reason of disability), after notice to the Executive and reasonable opportunity to correct the same, (C) been dismissed for violating a material provision of the Company’s Code of Conduct (as the same may be modified from time to time), (D) willfully engaged in any misconduct which has the effect of being injurious to the Companies or any of its subsidiaries or affiliates or (E) violated the representations made in Section 1 above, or any of the provisions of Section 7 (a), 7(c), 7(d), 7(e) or 7 (i) below; provided, however, that the Company has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to dispute the factual basis of such notice.

(ii)  “Constructive Discharge” means a termination of the Executive’s employment by the Executive due to a failure of the Company or any successor to fulfill its obligations under this Agreement in any material respect, including (A) any material change by the Companies without the consent of the Executive in the functions, duties or responsibilities of the Executive’s position with the Companies which would reduce the ranking or level, dignity, responsibility, importance or scope of such position, (B) any imposition on the Executive of a requirement to be permanently based at a location more than fifty miles from his principal business location as of the date of this Agreement without the consent of the Executive, or (C) any reduction without the consent of the Executive in the Executive’s Base Salary below the amount then in effect under Section 4(a) hereof; provided that no change in position, responsibilities or compensation, attempted relocation or other event shall be deemed to constitute a Constructive Discharge unless the Executive provides written notice thereof to the Company at least 30 days in advance of any Notice of Termination with respect thereto and gives the Company the opportunity to remedy or cure the asserted basis for such Constructive Discharge within such 30-day period.

(iii)  “Without Cause Termination” means a termination of the Executive’s employment by the Company other than due to Disability or expiration of the Term and other than a Termination for Cause.

(iv)  “Disability” for purposes of this Agreement means the Executive shall be disabled so as to be unable to perform for 180 days in any 365-day period, or for a period of six (6) full months during any eight (8) month period, with or without reasonable accommodation, the essential functions of his then existing position or positions under this Agreement, as determined by the person or entity responsible for making determinations under the Company’s long-term disability plan or, if any such person or entity is not able for any reason to make this determination, by another independent person or entity experienced in this field selected by the Company and acceptable to the Executive or his representative.

(v)  The “Cash Bonus Amount” of a Bonus Plan award for any period means the sum of (A) the amount of such award paid or payable in cash (whether or not deferred) plus (B) with respect to any portion of the award paid or payable in restricted stock, phantom stock or other interests in Company securities, the amount of cash which would otherwise have been paid, excluding any premium in value given to compensate for risk of forfeiture or otherwise.

(vi)  The “Date of Termination” and “Date of Disability” shall have the meanings ascribed to them in Section 14. To the fullest extent permitted by applicable law; to the extent this Agreement requires the payment of Base Salary and/or provision of coverages and benefits subsequent to the Date of Termination or Date of Disability, the Executive’s Date of Termination or Date of Disability, as applicable, shall not be treated as a termination of employment (a “Benefit Plan Termination Date”) from the Companies for purposes of determining the Executive’s rights, responsibilities and tax treatment under any and all employee pension, welfare and fringe benefit plans maintained by the Companies. Rather, the Benefit Plan Termination Date shall be the day following the last day for which any Base Salary and/or coverages and benefits are required to be provided by this Agreement.”

(f)  Change in Control.  Notwithstanding anything else contained herein, if any termination of the Executive’s employment hereunder constitutes a “Qualifying Termination” during the “Termination Period,” each as defined in the Agreement between the Executive and the Company dated as of June 18, 2001, (the “Change in Control Agreement”), then the provisions of the Change in Control Agreement shall apply to such termination and the provisions of this Section 6 shall be reduced by the amounts paid in the Change in Control Agreement. Section 5 of the Change in Control Agreement shall apply to any Payment (as therein defined) under this Agreement to the extent provided therein.

7.  Other Duties of Executive During and After Term.

(a)  Confidential Information.  Executive acknowledges that, by reason of his duties, he will be given or may have access to and become informed of confidential or proprietary information which the Companies possess or to which the Companies have rights, which relates to the Companies and which is not generally known to the public or in the trade and is a competitive asset of the Companies, or information which constitutes a “trade secret” of the Companies, as that term is defined by the Uniform Trade Secrets Act, as amended and approved by the National Conference of Commissioners on Uniform State Laws in 1985 (“Confidential Information”), including without limitation, (i) the Companies’ planning data and marketing strategies; (ii) non-public terms of any new products and investment strategies of the Companies; (iii) non-public information relating to the Companies’ personnel matters; (iv) the Companies’ financial results and information about their business condition; (v) non-public terms of any investment, management or advisory agreement or other material contract of the Companies; (vi) the Companies’ proprietary software and related documents; (vii) the Companies’ client and prospecting lists and contact persons at such clients and prospects; and (viii) non-public material information concerning the Companies’ customers or their operations, condition (financial or otherwise) or plans. “Confidential Information” shall not include any information (A) generally known to the public except as a result of disclosure by Executive, (B) disclosed by the Company without an obligation of confidentiality on the part of the recipient or (C) required to be disclosed by law, rule, regulation or order without an obligation of confidentiality on the part of the recipient, provided that prior to making any disclosure under this clause (C), Executive shall provide the Company with notice and the opportunity to contest such disclosure.

Executive acknowledges that his employment creates a relationship of confidence and trust between himself and the Companies with respect to Confidential Information and that Confidential Information, whether compiled or created by him or the Companies, is and shall remain the sole property of the Companies. Executive will faithfully keep Confidential Information in strict confidence and shall not, either directly or indirectly, at any time, while an employee of the Companies or thereafter, make known, divulge, reveal, furnish, make available, or use (except for use in the regular course of his duties for the Companies) any Confidential Information without the written consent of the Company. Executive understands and acknowledges that his obligations under this Section 7 will survive termination of his employment and will continue indefinitely unless and until any such Confidential Information has become, in the Company’s reasonable judgment, stale, or, through no fault of Executive’s, generally known to the public or he is required by law (after providing the Company will notice and an opportunity to contest such requirement) to make disclosure.

The Executive’s obligations under this Section 7(a) are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Companies under general or specific legal or equitable principles.

(b)  Return of All Property and Documents.  Upon the termination of his employment for any reason or no reason, the Executive immediately shall return to the Companies all of their property, including without limitation, all documents (including copies) and information, however maintained (including computer files, tapes, and recordings), concerning the Companies or acquired by the Executive in the course and scope of his employment (excluding only those documents relating solely to the Executive’s own salary and benefits).

(c)  Non-Interference.  Until the later of the end of the Term or two (2) years after the termination of the Executive’s employment, whether during or after the Term and notwithstanding the cause of termination, the Executive shall not (i) hire or employ, directly or indirectly through any enterprise with which he is associated, any exempt employee (as defined under the Fair Labor Standards Act) of the Companies or (ii) recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any such employee or any consultant, vendor or supplier of the Companies to terminate or reduce such person’s employment, consulting or other relationship with the Companies. Without limiting clause (i) of the preceding sentence, clause (ii) of the preceding sentence shall not be violated by the making of general advertisements not specifically directed to employees of the Companies.

(d)    Non-Solicitation. Until the later of the end of the Term or twelve (12) months after the termination of the Executive’s employment, whether during or after the Term and notwithstanding the cause of termination, the Executive shall not, directly or indirectly, in any capacity (i) solicit the business or patronage of any Customer as defined in this Section 7(f) for any other person or entity, (ii) divert, entice, or otherwise take away from the Companies the business or patronage of any Customer, or attempt to do so, or (iii) solicit or induce any Customer to terminate or reduce its relationship with the Companies.

(e)  Unfair Competition.

(i)  Until six (6) months after the termination of the Executive’s employment, whether during or after the Term and notwithstanding the cause of termination, the Executive shall not, directly or indirectly, in any capacity (A) provide or assist with the provision of Relevant Financial Services as defined in this Section 7(f), except as an employee of the Companies or (B) be employed by or affiliated or associated in a business capacity with any person or entity in the business of providing Relevant Financial Services other than the Companies.

(ii)  Notwithstanding the foregoing, but without affecting the obligations of the Executive under any of the other provisions of this Section 7, the obligations of the Executive under this Section 7(e) shall not apply: (A) if Executive’s employment is terminated by the Company in accordance with the provisions of Section 6 (a) and within five (5) days of the Date of Termination, the Executive waives and foregoes the payment and receipt of all cash and noncash compensation and benefits set forth in Section 6(a) (i) (A) and (B), Section 6(a) (ii) and Section 6(a) (iii); (B) if the Company has provided notice in accordance with Section 3(a) that the Executive’s employment will terminate at the end of the Term and Executive’s employment is terminated by the Company as a result of the expiration of the Term or (C) after December 31, 2006 (other than B above) unless, during any period of restriction under this Section 7(e) which follows that date, the Company pays to the Executive at the times otherwise payable under Section 4(a) hereof an amount equal to the sum of (1) (A) Base Salary at the rate in effect on the date of termination of the Executive’s employment and (B) the average of the annual cash bonuses paid to the Executive for the two most recent years ending on or prior to the date of termination divided by (2) the number of pay periods in the calendar year multiplied by (3) the number of months of the unfair competition restriction. In the event the amount payable under clause (B) of the preceding sentence is not determinable at the time such payment would otherwise be made, such amount shall be paid to the Executive as soon as practicable after such amount has been determined.

(iii)  Notwithstanding the foregoing, but without affecting the obligations of the Executive under any of the other provisions of this Section 7, the obligations of the Executive under this Section 7(e) shall not apply: (A) in the event Executive’s employment hereunder terminates due to a Without Cause Termination within six (6) months of the end of the Term; and (B) if the Company has not provided notice in accordance with Section 3(a) that the Executive’s employment will terminate at the end of the Term and the Parties have negotiated in good faith but an agreement is not reached by December 31, 2006, and the Executive executed and delivered to the Company of a separation agreement, including an irrevocable general release of claims, in a form acceptable to the Company.

(f)  Certain Definitions. For purposes of this Agreement:

(i)  “Relevant Financial Services” shall mean (A) institutional asset and investment management and related advisory services, (B) international asset and investment management and related advisory services, (C) benefits consulting services and (D) any other services or products provided by the Companies from time to time which, at any time during the twelve (12) months preceding the termination of the Executive’s employment, are within the scope of the Executive’s responsibilities.

(ii)  “Customer” means any person or entity to the extent that such person or entity (A) is receiving Relevant Financial Services from the Companies on the date of termination of the Executive’s employment with the Companies, (B) received such services for compensation at any time during the one-year period immediately preceding the date of termination of the Executive’s employment with the Companies or (C) at any time during the one-year period immediately preceding the date of termination of the Executive’s employment with the Companies was solicited by the Executive, directly or indirectly, in whole or in part, on behalf of the Companies to provide Relevant Financial Services.

(g)  Litigation and Regulatory Cooperation.  During and after the Executive’s employment, notwithstanding the cause of termination, the Executive shall cooperate fully with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that transpired while the Executive was employed by the Companies. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial at mutually convenient times and to act as a witness on behalf of the Companies. During and after the Executive’s employment, the Executive also shall cooperate fully with the Companies in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Companies. The Companies shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligation pursuant to this Section 7(g). To the extent permitted by law, the Company agrees to indemnify Executive in accordance with the Articles of Incorporation and/or the By-Laws of the Company and to advance litigation expenses. In addition, the Company agrees to maintain Directors and Officers (“D&O”) insurance coverage throughout the Term and for six (6) years thereafter to the extent that such D&O insurance coverage is then maintained for any other present or former director or officer.

(h)  Performance Record.  The Executive understands, acknowledges and agrees that the investment performance record (including without limitation performance ratings or rankings provided by any rating or ranking service) of any fund(s) or accounts of Customers with which he is associated while employed at the Companies is attributable to a team of professionals of the Companies and not solely the efforts of any single individual and that, therefore, the performance records of the fund(s) or accounts managed by the Companies are and shall be the exclusive property of the Companies.

(i)  Nondisparagement.  During and after the Executive’s employment, notwithstanding the cause of termination, Executive and the Company each agrees not to, and the Company shall cause its officers and directors not to, take any action or make any statement, written or oral, to any current or former employee of the Companies or to any other person which disparages Executive or the Companies, their management, directors or shareholders, as applicable, or their practices or which disrupts or impairs their normal operations, including actions or statements (i) that would harm the reputation of Executive or the Companies, as applicable, with their clients, suppliers, employees or the public, or (ii) that would interfere with existing or prospective contractual or employment relationships with clients, suppliers or individuals.

(j)  Remedies.  The Company’s obligation to make payments or provide any benefits under this Agreement (except to the extent previously vested) shall cease upon any violation of the provisions of this Section 7. In addition, in the event of a violation by the Executive of the provisions of this Section 7, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance by the Executive of this Section 7 and to enjoin the Executive from any further violation, and may exercise such remedies cumulatively or in conjunction with such other remedies as may be available to the Companies at law or in equity. The Executive agrees that it would be difficult to measure any damages to the Companies which might result form any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches any provision of this Agreement, the Companies shall be entitled, in addition to all other remedies that they may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Companies. In the event the Company withholds any payment based upon a claimed violation of this Section 7 and it is finally determined by a court that Executive is entitled to such payment, the Company shall pay Executive interest on such payment from the date originally due until the date paid at the rate applicable to judgments under 28 U.S.C. § 1961.

(k)  Survival; Authorization to Modify Restrictions.  The Executive acknowledges and agrees that the covenants of the Executive and the restrictions contained in this Section 7 are intended to protect the Companies’ interest in its Confidential Information and its commercial relationships and good will with its customers, prospective customers, vendors, suppliers, consultants and employees. The Executive further acknowledges and agrees that the covenants of the Executive and the restrictions contained in this Section 7 can be assigned by the Company to a successor, subsidiaries, or affiliates and shall survive the termination of this Agreement and any termination of the Executive’s employment, regardless of reason, for the periods stated herein and shall continue in full force and effect regardless of any change in the Executive’s title, duties, responsibility, compensation or benefits while he remains employed by the Companies; provided, however, that the covenants contained in Sections 7(d) and 7(e) shall not survive any termination of employment (i) for which a Notice of Termination is given during the Termination Period following a Change in Control, each as defined in the Change in Control or (ii) which is a termination of employment described in the second sentence of Section 1(j) of the Prior Agreement.

The Executive represents that he has read and understands the provisions of this Agreement, including this Section 7, that he has had the opportunity to consult with counsel concerning such provisions, and that he understands the effect of such provisions on his ability to earn his livelihood upon any termination of his employment with the Company. The Executive acknowledges that it would cause the Companies serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Companies or to otherwise breach the obligations contained in this Section 7 and, in view of the nature and level of his responsibilities and the level of his compensation, agrees that the provisions of this Section 7 are reasonable. Accordingly, it is the intention of the parties that the provisions of this Section 7 shall be enforceable to the fullest extent permissible under applicable law, but that if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then (A) the court may amend such portions or provision so as to comply with law in a manner consistent with the intention of this Agreement, (B) the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and (C) each portion or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(l)  Jurisdiction and Venue.  The parties agree that any action by the Company to enforce the covenants and restrictions contained in this Section 7 or ay action by either party to obtain a judgment on an arbitrator’s award referred to in Section 9 may be instituted and maintained in the state or federal courts in Pittsburgh, Pennsylvania or Boston, Massachusetts or in any other court having jurisdiction. Subject to the first sentence of Section 9 hereof, the parties hereby irrevocably submit to the jurisdiction of the state and federal courts in Pittsburgh, Pennsylvania and Boston, Massachusetts in any suit, action or proceeding arising under or relating to this Agreement and hereby irrevocably waive any objections to the venue of any of such courts in any such suit, action or proceeding, including any claim that any other court constitutes a more appropriate or convenient forum.

8.  Proprietary Development.  Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, formulae, trade secrets, service marks, trademarks and works of authorship (collectively, hereinafter referred to as “Intellectual Property”), made, developed or created by the Executive (alone or in conjunction with others, during regular hours of work or otherwise) during the Executive’s employment by the Companies, which may be directly or indirectly useful in, or relate to, business conducted or to be conducted by the Companies shall be the Companies’ exclusive property and will be promptly disclosed by the Executive to the Companies. The term “Intellectual Property” shall not be deemed to include, inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, formulae, trade secrets, service marks, trademarks or works of authorship which were in the possession of the Executive prior to the Executive’s employment by the Companies and which were not obtained from or through the Companies. To the fullest extent permitted by law, such Intellectual Property shall be deemed works made for hire. Executive hereby transfers and assigns to the Company or its designated affiliate any proprietary rights which Executive may have or acquire in any such Intellectual Property, and Executive waives any license or other special right which Executive may have or accrue therein. Executive agrees to execute any documents and to take any actions that may be required, as reasonably determined by the Company’s counsel, to effect and confirm such transfer, assignment and waiver.

The Executive will, upon the Company’s request, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct the issuance of patents, trademarks or copyrights to the Company or its designated affiliate with respect to such Intellectual Property as are to be the Companies’ exclusive property under this Section 8 or to vest in the Company or such affiliate title to such Intellectual Property, the expense of securing any patent, trademark or copyright, however, to be borne by the Company or such affiliate. The Executive will keep confidential and will hold for sole benefit of the Companies any Intellectual Property which is to be their exclusive property under this Section 8 for which no patent, trademark or copyright is issued.

The Executive agrees that non-public terms of Intellectual Property shall constitute Confidential Information within the meaning of Section 7(a).

The foregoing provisions of this Section 8 shall be binding upon the Executive’s heirs and legal representatives. The agreements of the Executive in this Section shall be enforceable by injunction and shall survive the termination of this Agreement.

9.  Resolution of Disputes.  Except as otherwise provided in Section 7(j), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, by three arbitrators in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

10.  Full Settlement; No Mitigation: Non-Exclusivity of Benefits.  Except as provided in Section 6(f), the Company’s obligation to make any payment provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Executive under any other severance plan, arrangement or agreement of the Company and its affiliates, including but not limited to the Mellon Financial Corporation Displacement Program and/or the Mellon Financial Corporation Supplemental Unemployment Compensation Benefits Plan, and in full settlement of any and all claims or rights of the Executive for severance, separation and/or salary continuation payments resulting from the termination of his employment. In no event shall the Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided herein, such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided above in this Section 10, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor, except as otherwise specifically provided in this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates, including without limitation any stock option or restricted stock agreement. Amounts or benefits which are vested benefits or which the Executive is otherwise entitled to receive under any such plan, program, policy, practice, contract or agreement prior to, at or subsequent to any Date of Termination or Date of Disability shall be paid or provided in accordance with the terms of such plan, program, policy, practice, contract or agreement except as explicitly modified by this Agreement.

11.  Employment and Payments by Affiliates.  Except as herein otherwise specifically provided, references in this Agreement to employment by the Company shall include employment by affiliates of the Company, and the obligation of the Company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any affiliate of the Company.

12.  Withholding Taxes.  The Companies may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13.  Consolidation, Merger, or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

14.  Notices.

(a)  General.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given when delivered or 5 days after being deposited in the United States mail, certified and return receipt requested, postage prepaid, address as follows:

(i)    To the Company:

Manager-Human Resources Department

Mellon Bank, N.A.

One Mellon Center

Pittsburgh, PA 15258

(ii)   To the Executive:

Ronald P. O’Hanley

100 Fulton, Apt. 5 K

Boston, MA 02109

Or to such other address as the addressee party shall have previously specified in writing to the other.

(b)  Notice of Termination.  Except in the case of death of the Executive, any termination of the Executive’s employment hereunder, whether by the Executive or the Company, shall be effected only by a written notice given to the other party in accordance with this Section 14 (a “Notice of Termination”). Any Notice of Termination shall (i) indicate the specific termination provision in Section 6 relied upon, (ii) in the case of a termination for Cause or a Constructive Discharge, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and (iii) specify the effective date of such termination of employment (the “Date of Termination”), which shall not be less than 15 days nor more than 60 days after such notice is given. The failure of the Executive or the Company to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Cause or Constructive Discharge shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company form asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)  Notice of Disability.  Any finding of Disability by the Company shall be effected only by a written notice given to the Executive in accordance with this Section 14 (a “Notice of Disability”). Any Notice of Disability shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such finding of Disability and (ii) specify an effective date (the “Date of Disability”), which shall not be less than 10 days after such notice is given. The failure of the Company to set forth in any Notice of Disability any fact or circumstance which contributes to a showing of Disability shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

15.  No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 15 shall preclude the assumption of such rights by executors, administrators, or other legal representatives of the Executive or his estate or their assigning any rights hereunder to the person or persons entitled thereto.

16.  Binding Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.

17.  Governing Law.  The validity, interpretation, performance and enforcement of this Agreement shall be governed exclusively by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws thereof.

18.  Counterparts; Headings; Interpretation.  This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The underlined Section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof. This Agreement is the result of negotiation and compromise between the parties hereto, each represented by counsel. The fact that either party, in the course of negotiations, agreed to an addition, deletion or change requested by the other party in the language of this Agreement shall not be deemed an admission of fact by the party agreeing to such change.

19.  Entire Agreement; Amendments.  This Agreement and the Change in Control Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supercede all prior agreements or understandings with regard to the terms and conditions of the Executive’s employment other than those contained in plans, policies and practices of general applicability to members of the Company’s senior management. No amendment or waiver of this Agreement or any provision hereof shall be effective unless contained in a writing executed by the party against whom such amendment or waiver is asserted, and in the case of the Company, by its duly authorized officer.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the first date above written.

[CORPORATE SEAL] CORPORATION	MELLON FINANCIAL CORPORATION

Attest:		/s/ Martin G. McGuinn

By: /s/ Carl Krasik
Secretary	By:	Martin G. McGuinn
	Title:	Chairman & Chief Executive Officer

/s/ RONALD P. O’HANLEY
RONALD P. O’HANLEY

Appendix A

Acceleration Schedule for 2003 PARS

Asset Management Performance Accelerated Restricted Stock (PARS)

Annual Performance Conditions

•	If 110% or more of the sum of the three individual business units’ goals is achieved, then 33 1/3% of PARS accelerate.

•	If 100%-109.9% of the sum of the three individual business units’ goals is achieved, then 25% of the PARS accelerate.

•	If less than 100% of the sum of the three individual business units’ goals is achieved, then 0% of the PARS accelerate.

•	Unaccelerated PARS can continue to be available for acceleration based on achievement of goal throughout the first six years.

•	At the end of year seven, all unaccelerated PARS are vested.

Cumulative Performance Conditions

None

MIAM Performance Accelerated Restricted Stock (PARS)

Annual Performance Conditions

•	If 100% or more of the business unit goal is achieved, then 25% of PARS accelerate.

•	If 90%-99.9% of the business unit goal is achieved, then 18.75% of the PARS accelerate.

•	If less than 90% of the business unit goal is achieved, then 0% of the PARS accelerate.

•	At the end of year seven, all unaccelerated PARS are vested.

Cumulative Performance Conditions

•	If 100% or more of the sum of the 2003, 2004, 2005 and 2006 business unit goals is achieved, then restrictions lapse on all remaining restricted shares.

•	If 90-99.9% of the sum of the 2003, 2004, 2005 and 2006 business unit goals is achieved, then restrictions lapse on 75% of the number of shares originally awarded minus the total number of shares to which restrictions have lapsed.